Press Release                                             Exhibit 99.1

McKesson Names LeAnn B. Smith as Next Chief Human Resources Officer

Tracy L. Faber to Retire After More Than a Decade at the Company

IRVING, TX, September 13, 2022 — (BUSINESS WIRE) — McKesson Corporation (NYSE:MCK) today announced that LeAnn B. Smith has been selected to become executive vice president and chief human resources officer (CHRO). Ms. Smith will succeed Tracy L. Faber, McKesson’s current CHRO, who will be retiring after an accomplished 11-year tenure with McKesson. These changes are expected to be effective December 1, 2022.
In her new role, Ms. Smith will report to Brian Tyler, chief executive officer (CEO), and serve as a member of the executive operating team. As McKesson continues to focus on people and culture as a strategic priority, Ms. Smith will have responsibility for all human resources disciplines, including attracting, developing and retaining talent across the company, championing employee diversity and inclusion initiatives, and leading transformational change.
“McKesson is committed to developing talent at all levels of the organization and we are pleased to promote LeAnn to the role of chief human resources officer,” said Brian Tyler, CEO, McKesson. “In this dynamic time, we look forward to benefitting from her more than 20 years of experience as McKesson continues to address the changing needs of our employees, foster a diverse and inclusive culture and become the best place to work in healthcare.”
Ms. Smith joined McKesson in 2021 and currently serves as senior vice president, talent management and development with responsibility for helping to advance McKesson’s future growth plans and business performance. In this role, she has direct functional responsibility for leadership and executive development, performance and engagement, talent and succession planning, executive talent acquisition, organizational effectiveness and change management. Previously, Ms. Smith served as chief people leader, global corporate functions for Walmart, where she collaborated with C-Suite leaders on the company’s corporate transformation strategy. Ms. Smith also served in a variety of human resources leadership roles at Accenture. Ms. Smith graduated from Saint Louis University with a Bachelor of Science in Health Information Management and earned an Executive Masters in Human Resource Management from Cornell University, ILR School.
“I would also like to congratulate Tracy Faber on such an accomplished career and offer my thanks for her significant contributions to McKesson,” added Mr. Tyler. “As CHRO, Tracy led our human resources organization to establish new programs that have improved our employee experience, increased our commitment to diversity and inclusion, enhanced our leadership development efforts and helped attract top talent to our company. Tracy has also played a pivotal role over the past three years in helping our company to navigate through the COVID-19 pandemic. We are extremely grateful for her leadership in addressing the evolving workplace, health and safety needs of our employees and their families during such an uncertain and unpredictable period.”
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Press Release                                             Exhibit 99.1
About McKesson Corporation
McKesson Corporation is a diversified healthcare services leader dedicated to advancing health outcomes for patients everywhere. Our teams partner with biopharma companies, care providers, pharmacies, manufacturers, governments, and others to deliver insights, products and services to help make quality care more accessible and affordable. Learn more about how McKesson is impacting virtually every aspect of healthcare at McKesson.com and read Our Stories.
Investor Contact:
Rachel Rodriguez
469-260-0556
Rachel.Rodriguez@McKesson.com

Media Contact:
David Matthews
214-952-0833
David.Matthews@McKesson.com